SANTIAGO CREEL MIRANDA JOINS EZCORP BOARD OF DIRECTORS

AUSTIN, Texas, January 6, 2014 -- EZCORP, Inc. (NASDAQ: EZPW) announced today Santiago Creel Miranda has been appointed to the EZCORP Board of Directors. Mr. Creel is a former Senator of Mexico, having served from 2006 to 2012. During his term, he acted as Speaker of the Senate and Chairman of the Senate's Political Coordination Committee. Prior to being elected to the Senate, Mr. Creel served as Secretary of Governance in President Vicente Fox’s administration from 2000 to 2005 and as a Federal Deputy (Congressman) in the 57th Congress, where he was Vice Speaker of the Chamber of Deputies and chaired the Government and Constitutional Issues Committee.

Mr. Creel began his professional career as a lawyer in the firm of Noriega y Escobedo in Mexico City, where he practiced for almost 20 years, becoming the firm's managing partner. He has been a legal consultant to many companies, both domestic and foreign, as well as to international organizations and to the Mexican government. Mr. Creel is now a member of the governing body of Pacto por México, which sponsors an extensive agenda of political, economic and structural changes in Mexico.

Mr. Creel studied law at the Universidad Nacional Autónoma de México, and received a master's degree in law from the University of Michigan. He also has a Diploma in American Law from Georgetown University. He was a university professor for almost two decades, time during which he participated in the foundation of the ITAM Law School, where he became Dean of the Law School and head of its academic department. He is the author of several works on law, politics, and economics, and has also collaborated on the editorial pages of leading Mexican newspapers. He resides in Mexico City, Mexico.

Paul Rothamel, EZCORP's President and Chief Executive Officer, stated “I would like to welcome Santiago Creel to the EZCORP board. His extensive multinational experience spanning business, government service and the law make him a great addition to our board. We look forward to benefiting from his insights and contributions as we continue to grow and diversify our business.”

EZCORP also announced that Thomas C. Roberts has retired from the EZCORP board. Mr. Roberts had served as a director since January 2005 and as Lead Director from November 2008 to September 2013. Mr. Roberts had previously announced in July that he intended to step down from the board by the end of the year.

About EZCORP
EZCORP, Inc. is a leader in delivering instant cash solutions to our customers across channels, products, services and markets. With approximately 7,800 teammates and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.'s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

Contact
Mark Trinske
Vice President, Investor Relations and Communication
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com